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                                                                     Exhibit 4.1


THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                           WARRANT TO PURCHASE STOCK

Issuer: Dataware Technologies, Inc., a Delaware corporation
Number of Shares: 57,658, subject to adjustment
Class of Stock: Common Stock, $0.01 par value per share
Exercise Price: $3.46875 per share, subject to adjustment
Issue Date: June 9, 2000
Expiration Date: June 9, 2007

     THIS WARRANT CERTIFIES THAT, for the value of $1.00 and for other good and valuable consideration, this Warrant is issued to SILICON VALLEY BANK ("Holder") by Dataware Technologies, Inc., a Delaware corporation (the "Company").

     Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon exercise of this Warrant to purchase from the Company up to Fifty Seven Thousand Six Hundred Fifty Eight (57,658) fully paid and non-assessable shares (the "Shares") of the Company's common stock, $0.01 par value per share ("Common Stock") at a purchase price per Share of Three Dollars and Forty-Six and Seven-Eighths Cents ($3.46875) (the "Exercise Price"). This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Eastern time, on the Expiration Date, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

                                   Article 1

                                   EXERCISE
                                   --------

     1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company, One Canal Park, Cambridge, Massachusetts 02141, or such other office as the Company shall notify the Holder of in writing. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

     1.2 Conversion Right. In lieu of exercising this Warrant as specified in
Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Exercise Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

     1.3  Intentionally Omitted.

     1.4  Fair Market Value.

          1.4.1 If shares of Common Stock are traded on a nationally recognized securities exchange or over the counter market, the fair market value of one Share shall be the closing price of a share of Common Stock reported for the business day immediately preceding the date of Holder's Notice of Exercise to the Company.

          1.4.2 If shares of Common Stock are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine the fair market value of a share of Common Stock in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors by ten percent (10%) or more, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder. The determination of any such investment banking firm shall be conclusive in any event.

     1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

     1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

     1.7  Repurchase on Sale, Merger, or Consolidation of the Company.

          1.7.1 "Acquisition". For the purpose of this Warrant, "Acquisition" means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company's outstanding voting equity securities immediately prior to the transaction beneficially own less than 50.01% of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

          1.7.2 Assumption of Warrant. Upon the closing of any Acquisition the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted accordingly.

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                                   Article 2

                           ADJUSTMENTS TO THE SHARES

     2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of Common Stock, payable in Common Stock or other securities, or subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the record date for such dividend or subdivision.

     2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before the record date for such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

     2.3 Adjustments for Combinations, Etc. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

     2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

     2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant, and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional Share interest by the fair market value (as determined pursuant to Section 1.4 above) of one Share on the date of such exercise or conversion.

     2.6 Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares and class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

                                   Article 3

                 REPRESENTATIONS AND COVENANTS OF THE COMPANY

     3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

     (a) All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances imposed by or through the Company except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

     (b) The authorized capital stock of the Company consists of 38,000,000 shares, consisting of 30,000,000 shares of Common Stock, and 8,000,000 shares of preferred stock, $0.01 par value per share, of which 300,000 shares have been designated Series A Junior Participating Preferred Stock and 3,000 Shares have been designated Series B Convertible Preferred Stock. Schedule 3.1(b) sets forth, as of June 5, 2000 and to the Company's best knowledge, holders of five percent (5%) or more of the Company's outstanding voting equity securities, and all outstanding options, warrants, convertible securities, convertible debentures, and rights to acquire, subscribe for, and/or purchase any Common Stock, preferred stock and/or other capital stock of the Company or any securities or debentures convertible into or exchangeable for Common Stock, preferred stock and/or other capital stock of the Company.

     (c) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Common Stock, and other securities into or for which such Common Stock may be converted or exchanged, as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Common Stock into or for such other securities.

     (d) As of the date hereof, the Exercise Price first set forth above represents the fair market value of a share of Common Stock as determined by the Company's Board of Directors.

     3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of any of its securities; (d) to merge or consolidate with or into any other corporation (other than any transaction in which the holders of Common Stock will acquire no new securities or rights therefor), or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

     3.3 Information Rights. If at any time the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, or is not in compliance with its reporting requirements under the 1934 Act, while the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within one-hundred and twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing, and (c) within forty-five
(45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

     3.4 Registration Under Securities Act of 1933, as amended. The Shares shall have certain registration rights as set forth in that certain Registration Rights Agreement between the Company and Holder of even date herewith. The Company represents and warrants to Holder that the Company's execution, delivery and performance of such Registration Rights Agreement (a) has been duly authorized by all necessary corporate action of the Company's Board of Directors and shareholders, (b) does not and will not violate the Company's Certificate of Incorporation or By-laws, each as amended, (c) does not and will not violate or cause a breach or default (or an event which with the passage of time or the giving of notice or both, would constitute a breach or default) under any agreement, instrument, mortgage, deed of trust or other arrangement to which the Company is a party or to or by which it or any of its assets is subject or bound, and (d) does not require the approval, consent or waiver of or by any shareholder, registration rights holder or other third party which approval, consent or waiver has not been obtained as of the date of issuance of this Warrant.

                                   Article 4

                                 MISCELLANEOUS

     4.1 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.4 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to
Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

     4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder that is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Act") or if (a) there is no material question as to the availability of current information as referenced in Rule 144(c) under the Act, (b) Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, (c) the selling broker represents that it has complied with Rule 144(f), and (d) the Company is provided with a copy of Holder's notice of proposed sale complying with Rule 144(h).

     4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant and/or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to Silicon Valley Bancshares or The Silicon Valley Bank Foundation, or to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

     4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder to Silicon Valley Bank, Treasury Department, 3003 Tasman Drive, MS NC 821, Santa Clara, California 95054.

     4.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     4.7 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

     4.8 No Rights as Stockholder. Except as specifically provided herein, this Warrant shall not entitle Holder to any rights as a stockholder of the Company prior to the exercise or conversion hereof, and then only to the extent of such exercise or conversion.

     4.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of law.

ATTEST:                             "COMPANY"

                                    DATAWARE TECHNOLOGIES, INC.

By: /s/ Michael Tramack             By: /s/ Michael Gonnerman
   --------------------                ----------------------
Name: /s/ Michael Tramack           Name: /s/ Michael Gonnerman
Title: Assistant Vice President     Title: Chief Financial Officer

                                  APPENDIX 1

                              NOTICE OF EXERCISE

     1. The undersigned hereby elects to purchase _____________ shares of the ____________ stock of __________________ pursuant to Section 1.1 of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

     2. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.2 of the attached Warrant. This conversion is exercised with respect to ____________ of shares of the ________________________ Stock of ___________________.

     [Strike paragraph that does not apply.]

     3. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

               ___________________________________________
               (Name)

               ___________________________________________

               ___________________________________________
               (Address)

     4. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.


                                    ________________________________
                                    (Signature)


___________________________
         (Date)

                       Schedule 3.1(b)  -  Capitalization
                               As of June 5, 2000

Holders of 5% or more Outstanding Capital Stock:

     KURT MUELLER


Outstanding options, warrants, convertible securities, convertible debentures, and rights to acquire, subscribe for, and/or purchase any Common Stock, preferred stock and/or other capital stock of the Company or any securities or debentures convertible into or exchangeable for Common Stock, preferred stock and/or other capital stock of the Company:


     SEE ATTACHED CHART

     In addition, rights to acquire shares of Series A Junior Participating Preferred Stock attach to all outstanding shares of Common Stock pursuant to the Company's Shareholder Rights Plan.